                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



      Date of Report (date of earliest event reported): JANUARY 26, 2001



                           PRIDE INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)



          LOUISIANA                    1-13289               76-0069030
(State or other jurisdiction   (Commission File Number)  (I.R.S. Employer
     of incorporation)                                   Identification No.)



            5847 SAN FELIPE, SUITE 3300
                 HOUSTON, TEXAS                               77057
     (Address of principal executive offices)               (Zip Code)



      Registrant's telephone number, including area code:  (713) 789-1400

ITEM 5.   OTHER EVENTS.

PRIDE CARLOS WALTER AND PRIDE BRAZIL

          In January 2001, one of our wholly owned subsidiaries entered into new five-year charters and service rendering contracts with Petroleo Brasilerieio S.A. ("Petrobras") for the operation of two recently completed deepwater, dynamically positioned, semi-submersible drilling rigs, the Pride Carlos Walter and the Pride Brazil. Both rigs have been delivered by the shipyard and are currently in transit to Brazil. We expect the rigs to be ready to commence operations under the new Petrobras charters in May and June, respectively, of 2001. Based on initial day rates for each rig, we expect to receive aggregate revenues exceeding $500 million over the five-year terms of the new contracts.

          The Pride Carlos Walter and the Pride Brazil are owned by a company in which we originally had a 26.4% equity interest. A 61.7% equity interest in this joint venture company was owned by affiliates of Maritima Petroleo e Engenharia Ltda., a privately owned Brazilian company headquartered in Rio de Janeiro, and the remaining 11.9% equity interest was owned by investment partnerships managed by First Reserve Corporation. In early March 2001, we completed the purchase of the Maritima and First Reserve interests, so that the rigs are now owned by our wholly owned subsidiaries. In exchange for its interest and its agreement to terminate certain service and other ancillary agreements relating to the operation, servicing and maintenance of the Pride Carlos Walter and Pride Brazil, Maritima and its affiliates received three-year senior notes of Pride in an aggregate principal amount of approximately $86 million that bear interest at 9% per annum and are convertible into approximately 4.0 million shares of Pride common stock. In exchange for their interest, the First Reserve partnerships received approximately 519,000 shares of Pride common stock pursuant to arrangements governing First Reserve's investment in the joint venture company.

          The new charters and service rendering contracts with Petrobras for the Pride Carlos Walter and the Pride Brazil, together with our acquisition of 100% ownership of those rigs, results in the termination of the previous seven-year charters and service rendering contracts and resolves the outstanding issues with Petrobras relating to those rigs, including the elimination of any late delivery penalties. The transactions with Maritima and First Reserve will add to our consolidated balance sheet approximately $410 million of assets represented by the two rigs, approximately $300 million of indebtedness incurred by the joint venture to finance the construction of the two rigs and the $86 million of convertible senior notes issued to Maritima and its affiliates. An aggregate of $53 million of the construction-related indebtedness, which matures in November 2001 and bears interest at 11 3/4% per annum, has been called for redemption. We expect that about half of the remaining construction debt (which bears interest at 12 1/2%) will be refinanced at substantially lower interest rates once the rigs begin working for Petrobras. We expect to repay the balance of the construction debt using a portion of the proceeds from our January 2001 public issue of zero coupon convertible senior debentures due 2021 and from other available cash.

          The transactions described above do not affect our 26.4% equity interest in the project with Maritima and First Reserve that is constructing two additional deepwater dynamically positioned, semi-submersible drilling rigs in the United States, the Amethyst 4 and Amethyst 5. As a result of the transactions described above, the interests of the First Reserve partnerships in this joint venture company are now exchangeable for approximately 528,000 shares of Pride common stock.

PRIDE NORTH ATLANTIC AND PRIDE NORTH SEA

          In February 2001, we completed the acquisition of a second-generation semisubmersible drilling rig (now the Pride North Sea) and a third-generation semisubmersible drilling rig (now the Pride North Atlantic) located in the North Sea for approximately $45 million in cash and 3.0 million shares of Pride common stock We have chartered the Pride North Atlantic to an affiliate of the seller under a bareboat charter that expires in September 2001. The charter can be extended to complete commitments existing on the initial expiration date.

RECENT OPERATING RESULTS

          On February 21, 2001, we issued a press release announcing financial results for the quarter and year ended December 31, 2000. A copy of our press release is filed as an exhibit to this Report on Form 8-K and is incorporated by reference herein.

LITIGATION MATTERS

          We and a number of other offshore drilling contractors with operations in the Gulf of Mexico are defendants in a lawsuit entitled Verdin v. R&B Falcon Drilling USA, Inc. The plaintiff in this suit, who purports to be an "offshore worker" previously employed by R&B Falcon Drilling USA, alleges that the defendants have engaged in a conspiracy to depress wages and benefits paid to the defendants' offshore employees. Plaintiff contends that this alleged conduct violates federal and state antitrust laws. Plaintiff seeks treble damages, attorneys' fees and costs on behalf of himself and an alleged class of offshore workers. We vigorously deny these allegations. A preliminary agreement has been negotiated on our behalf that, subject to certification of a settlement class by the Court and the satisfaction of other conditions, would resolve the matter for an amount within the policy limits of our insurance. While our insurance carrier has not yet agreed to pay this amount, we believe that we are insured for the amount of the settlement. We do not believe the settlement will have a material adverse effect on the Company.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (c)  Exhibits.

     99.1  --  Press Release issued by the Company on February 21, 2001

                                   SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   PRIDE INTERNATIONAL, INC.


                                   By:     /s/     Robert W. Randall
                                      ----------------------------------------
                                                Robert W. Randall
                                         Vice President and General Counsel


Date:  March 15, 2001

                                 EXHIBIT INDEX

     99.1  --  Press Release issued by the Company on February 21, 2001